Exhibit 99.1

Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S NAMES RICHARD F. WESTENBERGER
CHIEF FINANCIAL OFFICER

Atlanta, Georgia, January 15, 2009 / PRNewswire – First Call / – Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, announced today that Richard F. Westenberger is joining the Company as its Executive Vice President and Chief Financial Officer effective January 19, 2009.  Mr. Westenberger will be responsible for developing and executing the Company’s financial strategies, business analysis, financial reporting, and investor relations.

Mr. Westenberger joins the Company from Hewitt Associates, Inc., where he served as Vice President of Corporate Finance and Treasurer since 2006.  Prior to Hewitt, Mr. Westenberger was Senior Vice President and Chief Financial Officer of Land’s End, Inc., a specialty apparel division of Sears Holdings Corporation.  During his 10 years at Sears, Mr. Westenberger held various other senior financial management positions, including Vice President of Corporate Planning and Analysis and Vice President of Investor Relations.  Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc.  He began his career at Price Waterhouse and is a certified public accountant.

“I am very excited to have Richard join the Carter’s team,” said Michael D. Casey, Carter’s Chief Executive Officer.  “Richard’s financial expertise and experience in the specialty retail and wholesale businesses will further strengthen our management team and help us in our goal to continue to lead in the young children’s space.”

Mr. Westenberger is a graduate of the University of Notre Dame and received his Master of Business Administration degree from the University of Chicago.  Mr. Westenberger will be relocating to Atlanta with his family.

About Carter’s, Inc.

Carter’s, Inc. is the largest branded marketer in the United States of apparel exclusively for babies and young children.  The Company markets the Carter’s and OshKosh B’Gosh brands, two of the most recognized brands in the marketplace.  These brands are sold in more than 4,000 department and national chain stores and through more than 400 Company-operated stores.  The OshKosh B’Gosh brand is also sold in more than 30 countries worldwide.  The Company’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively, and its Genuine Kids brand is sold at Target.  Carter’s is headquartered in Atlanta, Georgia.  Additional information may be found at www.carters.com.